UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

TruGolf Holdings, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

TRUGOLF HOLDINGS, INC.

60 North 1400

West Centerville, Utah 84014

April [  ], 2025

Dear Fellow Stockholder:

On behalf of the Board of Directors (the “Board”) and management of TruGolf Holdings, Inc. (the “Company”), you are cordially invited to attend the Special Meeting of Stockholders of the Company to be held online at https://www.cleartrustonline.com/trugolf, on May 30, 2025, at 11:00 a.m., Eastern Time (the “Special Meeting”).

The attached Notice of the Special Meeting (the “Notice”) and proxy statement (“Proxy Statement”) describe in greater detail all of the formal business that will be transacted at the Special Meeting. There will not be a physical location for the Special Meeting. You will be able to attend the Special Meeting online, vote your shares electronically, and submit your questions during the meeting by visiting https://www.cleartrustonline.com/trugolf. Directors and officers of the Company will be available at the Special Meeting to respond to any questions that you may have regarding the business to be transacted.

The Company’s Board has determined that each of the proposals that will be presented to the stockholders for their consideration at the Special Meeting are in the best interests of the Company and its stockholders, and unanimously recommends and urges you to vote “FOR” the proposals set forth in this Proxy Statement. If any other business is properly presented at the Special Meeting, the proxies will be voted in accordance with the recommendations of the Company’s Board.

We encourage you to attend the Special Meeting online, but if you are unable to attend, it is important that you vote in advance via the Internet, by telephone, or sign, date and return the enclosed proxy card in the enclosed postage-paid envelope. Your cooperation is appreciated since a majority of the common stock entitled to vote must be represented, either in person or by proxy, to constitute a quorum for the transaction of business at the Special Meeting.

On behalf of the Board and all of the employees of the Company, we thank you for your continued support.

Sincerely,

[ ]
Christopher Jones
Chief Executive Officer

TRUGOLF HOLDINGS, INC.

60 North 1400

West Centerville, Utah 84014

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD MAY 30, 2025

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the “Special Meeting”) of TruGolf Holdings, Inc. (the “Company”) will be held online at https://www.cleartrustonline.com/trugolf, on May 30, 2025, at 11:00 a.m., Eastern Time, for the following purposes:

Proposal 1. To approve, for purposes of complying with Nasdaq Listing Rule 5635(d), our issuance of all of the shares of our Class A common stock upon conversion of the Series A Preferred Stock (defined herein), without regard to any limitations on conversion or exercise set forth in the Certificate of Designations of Rights and Preferences of Series A Preferred Stock, and assuming all Series A Convertible Preferred Warrants (the “Preferred Warrants”) have been issued and exercised and all adjustments with respect to such issuances shall have been made to the Series A Preferred Stock and Preferred Warrants, as applicable (collectively, the “Nasdaq Proposal”).

Proposal 2. To approve an amendment to the Company’s amended and restated certificate of incorporation to grant our Board of Directors authority to effect a reverse stock split of the outstanding shares of the Company’s common stock, at a reverse stock split ratio of between 1-for-5 to 1-for-75 (or any whole number in between), as determined by the Board in its sole discretion, prior to the one-year anniversary of this Special Meeting (the “Reverse Split Proposal”).

Proposal 3. To approve an amendment to our Amended and Restated Certificate of Incorporation, as amended (the “Charter”) to increase the number of our authorized shares of Class A Common Stock from 90,000,000 shares to 500,000,000 shares and to make a corresponding change to the number of authorized shares of capital stock (the “Share Increase Proposal”).

Proposal 4. To approve an adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposals 1, 2, or 3 (the “Adjournment Proposal”).

Please refer to the proxy statement for the Special Meeting (the “Proxy Statement”) for detailed information on the Nasdaq Proposal, the Reverse Split Proposal, the Share Increase Proposal and Adjournment Proposal.

The Board of Directors (the “Board”) is not aware of any other business that will be presented for consideration at the Special Meeting. If any other matters should be properly presented at the Special Meeting or any adjournments or postponements of the Special Meeting for action by stockholders, the persons named in the form of proxy will vote the proxy in accordance with their best judgment on that matter.

The Board recommends that you vote “FOR” the Nasdaq Proposal, “FOR” the Reverse Split Proposal, FOR” the Share Increase Proposal, and “FOR” the Adjournment Proposal.

Only stockholders of record as of the close of business on May 5, 2025 (the “Record Date”) are entitled to receive notice of, to attend and to vote at the Special Meeting. If you are a beneficial owner as of that date, you will receive communications from your broker, bank or other nominee about the Special Meeting and how to direct the vote of your shares, and you are welcome to attend the Special Meeting online, all as described in more detail in the attached Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to Be Held on May 30, 2025. The Proxy Statement and form of Proxy are available on the Internet at https://www.cleartrustonline.com/trugolf and on our corporate website at www.trugolf.com under “Investor Relations—SEC Filings.”

By Order of the Board of Directors,

[ ]
Christopher Jones
Chief Executive Officer
[ ], 2025

i

TRUGOLF HOLDINGS, INC.

60 North 1400

West Centerville, Utah 84014

PROXY STATEMENT

GENERAL INFORMATION

For the Special Meeting of Stockholders

To Be Held on May 30, 2025

Our Board of Directors is soliciting proxies to be voted at the Special Meeting of Stockholders (the “Special Meeting”) to be held virtually on May 30, 2025, at 11:00 a.m., Eastern Time, for the purposes set forth in the attached Notice of Special Meeting of Stockholders (the “Notice”) and in this Proxy Statement. This Proxy Statement and the proxies solicited hereby are being first sent or delivered to stockholders of the Company on or about [  ], 2025.

As used in this Proxy Statement, the terms “Company,” “we,” “us,” “our” and “TruGolf” refer to TruGolf Holdings, Inc., and the terms “Board of Directors” and “Board” refers to the Board of Directors of the Company.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

What information is contained in this Proxy Statement?

This information relates to the proposals to be voted on at the Special Meeting, the voting process, and certain other required information.

Can I access the Company’s proxy materials electronically?

Yes. The Proxy Statement and form of Proxy are available at https://www.cleartrustonline.com/trugolf. To view this material, you must have available the control number located on the proxy card or, if shares are held in the name of a broker, bank or other nominee, the voting instruction form.

What does it mean if I receive more than one set of proxy materials?

It means your shares are registered differently or are in more than one account. Please provide voting instructions for each account for which you have received a set of proxy materials.

Who is soliciting my vote pursuant to this Proxy Statement?

Our directors and employees may solicit proxies in person, by telephone, fax, electronic transmission or other means of communication. We will not pay these directors and employees any additional compensation for these services. We will ask banks, brokerage firms, and other institutions, nominees, and fiduciaries to forward these proxy materials to their principal, and to obtain authority to execute proxies, and will reimburse them for their expenses.

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Who is entitled to vote?

Only holders of record of our common stock at the close of business on May 5, 2025 (the “Record Date”), are entitled to have their vote counted at the Special Meeting and any adjournments or postponements thereof.

Stockholder of Record: Shares Registered in Your Name. If on the record date your shares were registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote online at the Special Meeting or vote by proxy. Whether or not you plan to attend the Special Meeting online, we urge you to submit your proxy vote either online, by telephone, or by filling out and returning the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If on the record date your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Special Meeting if your bank or broker provides you with a control number.

How many shares are eligible to be voted?

As of the Record Date, we had [  ] shares of common stock outstanding, of which [  ] shares are Class A common stock and 9,999,999 shares are Class B common stock. Each outstanding share of our Class A common stock will entitle its holder to one vote on each of the matters to be voted on at the Special Meeting, and each outstanding share of our Class B common stock will entitle its holder to 25 votes on each proposal at the Special Meeting.

What am I voting on?

You are voting on the following matters:

1. Nasdaq Proposal. To approve, for purposes of complying with Nasdaq Listing Rule 5635(d), our issuance of all of the shares of our Class A common stock upon conversion of the Series A Preferred Stock (defined herein), without regard to any limitations on conversion or exercise set forth in the Certificate of Designations of Rights and Preferences of Series A Preferred Stock, and assuming all Series A Convertible Preferred Warrants (the “Preferred Warrant”) have been issued and exercised and all adjustments with respect to such issuances shall have been made to the Series A Preferred Stock and Preferred Warrants, as applicable (collectively, the “Nasdaq Proposal”).

2. Reverse Split Proposal. To approve an amendment to the Company’s amended and restated certificate of incorporation to grant our Board of Directors authority to effect a reverse stock split of the outstanding shares of the Company’s common stock, at a reverse stock split ratio of between 1-for-5 to 1-for-75 (or any whole number in between), as determined by the Board in its sole discretion, prior to the one-year anniversary of this Special Meeting (the “Reverse Split Proposal”).

3. Share Increase Proposal. To approve an amendment to our Amended and Restated Certificate of Incorporation, as amended (the “Charter”) to increase the number of our authorized shares of Class A Common Stock from 90,000,000 shares to 500,000,000 shares and to make a corresponding change to the number of authorized shares of capital stock (the “Share Increase Proposal”).

4. Adjournment Proposal. To approve an adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposals 1, 2, or 3 (the “Adjournment Proposal”).

How does the Board recommend that I vote?

The Board unanimously recommends that you vote your shares as follows:

☐	“FOR” the Nasdaq Proposal;

☐	“FOR” the Reverse Split Proposal;

“FOR” the Share Increase Proposal; and

☐	“FOR” the Adjournment Proposal

None of our directors have informed us in writing that he or she intends to oppose any action intended to be taken by us at the Special Meeting.

How many votes are required to hold the Special Meeting and what are the voting procedures?

Quorum Requirement: As of the Record Date, [  ] shares of the Company’s common stock were issued and outstanding, of which [  ] shares are Class A common stock and 9,999,999 shares are Class B common stock. The shares of Class B common stock are entitled to 25 votes per share. The holders of a majority in voting power of the issued and outstanding shares entitled to vote at the Special Meeting, present or represented by proxy, constitutes a quorum for the purpose of adopting proposals at the Special Meeting. If you submit a properly executed proxy, then you will be considered part of the quorum.

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Required Votes: Each outstanding share of our Class A common stock is entitled to one vote on each proposal at the Special Meeting, and each outstanding share of our Class B common stock is entitled to 25 votes on each proposal at the Special Meeting. If there is a quorum at the Special Meeting, the matters to be voted upon by the stockholders require the following votes for such matter to be approved:

☐	Approval of the Nasdaq Proposal: The affirmative vote of the holders of at least the majority of the voting power of the votes cast (in person or by proxy) at the Special Meeting is necessary to approve the Nasdaq Proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

☐	Approval of the Reverse Split Proposal: The affirmative vote of the holders of at least the majority of the voting power of the votes cast (in person or by proxy) at the Special Meeting is necessary to approve the Reverse Split Proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

☐	Approval of the Share Increase Proposal: The affirmative vote of the holders of at least the majority of the voting power of the votes cast (in person or by proxy) at the Special Meeting is necessary to approve the Share Increase Proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

☐	Approval of the Adjournment Proposal: The affirmative vote of the holders of at least the majority of the voting power of the votes cast (in person or by proxy) at the Special Meeting is necessary to approve the Adjournment Proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

If a broker indicates on its proxy that it submits to the Company that it does not have authority to vote certain shares held in “street name,” the shares not voted are referred to as “broker non-votes.” Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in “street name” on particular proposals under the rules of the New York Stock Exchange, and the “beneficial owner” of those shares has not instructed the broker how to vote on those proposals. If you are a beneficial owner and you do not provide instructions to your broker, bank or other nominee, your broker, bank or other nominee is permitted to vote your shares for or against “routine” matters. Brokers are not permitted to exercise discretionary voting authority to vote your shares for or against “non-routine” matters.

How can I vote my shares in person and participate at the Special Meeting?

The Special Meeting will be held entirely online. Stockholders may participate in the Special Meeting by visiting the following website: https://www.cleartrustonline.com/trugolf. To participate in the Special Meeting, you will need the control number included on your proxy card or on the instructions that accompanied your proxy materials. Shares held in your name as the stockholder of record may be voted electronically during the Special Meeting. Shares for which you are the beneficial owner but not the stockholder of record also may be voted electronically during the Special Meeting in accordance with the instructions from your broker, bank or other nominee. However, even if you plan to attend the Special Meeting online, the Company recommends that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Special Meeting.

How can I vote my shares without attending the Special Meeting?

If you are the stockholder of record, you may vote by one of the following four methods:

☐	Online at the Special Meeting;

☐	Via the Internet;

☐	By telephone; or

☐	By mail.

If you elect to vote by mail and you requested and received a printed set of proxy materials, you may mark, sign, date and mail the proxy card you received from us in the return envelope. If you did not receive a printed proxy card and wish to vote by mail, you may do so by requesting a paper copy of the proxy materials (as described below), which will include a proxy card.

Whichever method of voting you use, the proxies identified on the proxy card will vote the shares of which you are the stockholder of record in accordance with your instructions. If you submit a proxy card properly voted and returned through available channels without giving specific voting instructions, the proxies will vote the shares as recommended by our Board.

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If you own your shares in “street name,” that is, through a brokerage account or in another nominee form, you must provide instructions to the broker or nominee as to how your shares should be voted. Your broker or nominee will usually provide you with the appropriate instruction forms at the time you receive the proxy materials. If you own your shares in this manner, you cannot vote in person at the Special Meeting unless you receive a proxy to do so from the broker or the nominee.

How may I cast my vote over the Internet or by Telephone?

Voting over the Internet: If you are a stockholder of record, you may use the Internet to transmit your vote up until 11:59 P.M., Eastern Time, May 29, 2025 (the day before the Special Meeting). Visit https://www.cleartrustonline.com/trugolf and have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

Voting by Telephone: If you are a stockholder of record, you may call 1-813-235-4490, toll-free in the United States, U.S. territories and Canada, and use any touch-tone telephone to transmit your vote up until 11:59 P.M., Eastern Time, May 29, 2024 (the day before the Special Meeting). Have your proxy card in hand when you call and then follow the instructions.

If you hold your shares in “street name,” that is through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available.

How may a stockholder bring any other business before the Special Meeting?

The Company’s bylaws (the “Bylaws”) provide that the only matters that may be brought before a special meeting are the matters specified in the notice of meeting, and, as such, stockholders shall not be permitted to propose business at the Special Meeting.

How may I revoke or change my vote?

If you are the record owner of your shares, and you completed and submitted a proxy card, you may revoke your proxy at any time before it is voted at the Special Meeting by:

☐	submitting a new proxy card with a later date;
☐	delivering written notice to our Corporate Secretary on or before 11:00 a.m. Eastern Time on, May 30, 2025 (the Special Meeting date and time), stating that you are revoking your proxy;
☐	attending the Special Meeting and voting your shares online; or
☐	if you are a record owner of your shares and you submitted your proxy by telephone or via the Internet, you may change your vote or revoke your proxy with a later telephone or Internet proxy, as the case may be.

Please note that attendance at the Special Meeting will not, in itself, constitute revocation of your proxy.

If you own your shares in “street name,” you may later revoke your voting instructions by informing the bank, broker or other holder of record in accordance with that entity’s procedures.

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Who is paying for the costs of this proxy solicitation?

The Company will bear the cost of preparing, printing, and mailing the materials in connection with this solicitation of proxies. In addition to mailing these materials, officers and regular employees of the Company may, without being additionally compensated, solicit proxies personally and by mail, telephone, facsimile or electronic communication.

Are there any rights of appraisal?

The Board of Directors is not proposing any action for which the laws of the State of Delaware, our Third Amended and Restated Certificate of Incorporation or our Bylaws provide a right of a stockholder to obtain appraisal of or payment for such stockholder’s shares.

Who will count the votes?

The inspector of election appointed for the Special Meeting will receive and tabulate the ballots and voting instruction forms. The Board has appointed ClearTrust, LLC, or its designee, to serve as the inspector of election.

Where do I find the voting results of the Special Meeting?

The voting results will be disclosed in a Current Report on Form 8-K that we will file with the SEC within four (4) business days after the Special Meeting.

How can I obtain the Company’s corporate governance information?

Our corporate governance information is available on our website at www.trugolf.com under “Investor Relations—Corporate Governance.” Our stockholders may also obtain written copies at no cost by writing to us at TruGolf Holdings, Inc., 60 North 1400 West Centerville, Utah 84014, Attention: Corporate Secretary, or by calling (917) 289-2776.

How do I request electronic or printed copies of this and future proxy materials?

You may request and consent to delivery of electronic or printed copies of this and future proxy statements, annual reports and other stockholder communications by visiting www.cleartrustonline.com/trugolf:

When requesting copies of proxy materials and other stockholder communications, you should have available the control number located on the proxy card or, if shares are held in the name of a broker, bank or other nominee, the voting instruction form.

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BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information regarding the beneficial ownership of our common stock as of [  ], 2025:

☐	each person or group known by us to own beneficially more than five percent (5%) of the outstanding shares of common stock;
☐	each of our executive officers and directors; and
☐	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days through (i) the exercise of any option or warrant, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement or (iv) the automatic termination of a trust, discretionary account or similar arrangement.

Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply. Except as otherwise noted below, the address for each person or entity listed in the table is c/o TruGolf Holdings, Inc., 60 North 1400 West Centerville, Utah 84014.

Name and Address of Beneficial Owner	Number of shares of Common Stock	% of Common Stock*	% of Total Voting Power*
Directors and executive officers
Christopher Jones (1)	8,988,824	24.8%	82.7%
Brenner Adams	261,832	*	*
Nathan E. Larson	326,832	1.1%	1.1%
B. Shaun Limbers	293,443	*	*
Steven R. Johnson (2)	4,332,093	12.9%	68.2%
Humphrey P. Polanen	155,000	*	*
Riley Russell	30,000	*	*
AJ Redmer	30,000	*	*
All directors and executive officers as a group (8 individuals)	14,418,024	36.9%	88.7%
Other 5% beneficial owners
Christopher Jones (1)	8,988,824	24.8%	82.7%
David Ashby (3)	4,443,408	13.3%	69.2%
Steven R. Johnson (2)	4,332,093	12.9%	68.2%
Greentree Financial Group, Inc.	3,064,924	9.9%	9.9%

*	Less than 1%.
(1)	Includes 5,044,424 shares of Class B Common Stock, which are entitled to 25 votes per share and are convertible into shares of Class A Common Stock on a one-for-one basis, and 200,000 shares underlying option awards.
(2)	Includes 2,425,669 shares of Class B Common Stock, which are entitled to 25 votes per share and are convertible into shares of Class A Common Stock on a one-for-one basis, and 100,000 shares underlying option awards.
(3)	Includes 2,529,906 shares of Class B Common Stock, which are entitled to 25 votes per share and are convertible into shares of Class A Common Stock on a one-for-one basis, and 20,000 shares underlying option awards.
(4)	Based solely on Schedule 13G filed by Greentree Financial Group, Inc. on May 5, 2025. Includes 2,953,434 shares of Class A Common Stock; and 111,490 shares of Class A Common Stock issuable pursuant to the terms of the convertible promissory note. The address of Greentree Financial Group, Inc. is 900 S. Pine Island Road, Suite 310, Plantation, FL 33324.

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PROPOSAL 1: THE NASDAQ PROPOSAL

We are seeking approval of the issuance of shares of Common Stock upon the conversion of shares of the Series A Preferred Stock and Preferred Warrants, issued pursuant to the Exchange Agreement dated April 22, 2025 between the Company, and the Investors (as defined below) (the “Exchange Agreement”) and the corresponding Certificate of Designations of Rights and Preferences of Series A Preferred Stock, in accordance with Nasdaq Rule 5635(d). None of the other proposals are conditioned upon the approval of this Proposal 1.

Overview

As described in more detail below, on April 22, 2025, the Company issued (i) 1,885 shares of the Company’s newly created Series A preferred stock (the “Series A Preferred Stock”), which are convertible into our Class A Common Stock (the “Common Stock”), pursuant to the terms of the Certificate of Designations, and (ii) warrants to purchase up to 37,033 shares of Series A Preferred Stock (the “Preferred Warrants”), and agreed to exchange certain outstanding convertible notes into additional shares of Series A Preferred Stock.

The Company’s Common Stock is listed on the Nasdaq Global Market, and, as such, the Company is subject to the applicable rules of the Nasdaq Stock Market LLC (“Nasdaq”), including Nasdaq Listing Rules 5635. Nasdaq Listing Rule 5635(d) requires the Company to obtain stockholder approval prior to certain issuances with respect to Common Stock or securities convertible into Common Stock other than in a public offering if the price is below the “Minimum Price” (as determined in accordance with Nasdaq rules) in an amount greater than or equal to 20% of the number of shares of Common Stock outstanding prior to such issuance, regardless of whether such shares are issued to one person or group or are more widely distributed. The Series A Preferred Stock currently has a conversion price greater than or equal to the Minimum Price as of the date of the Exchange Agreement. However, the Certificate of Designations of the Series A Preferred Stock contains adjustment provisions that provide for the reduction of the conversion price thereof upon certain events, as well as, upon certain triggering events, to convert on an Alternate Conversion Price, as discussed in detail below. The issuance of Common Stock upon the conversion of the Series A Preferred Stock at such a reduced conversion price may result in the issuance of more than 20% of the amount of Common Stock issued and outstanding prior to the date of the Exchange Agreement at a price below the Minimum Price. Accordingly, the Company needs stockholder approval of the issuance of shares of Common Stock upon any such conversion of the Series A Preferred Stock.

Assuming that all instruments are converted into Common Stock, approximately 149.7 million shares of Common Stock could be issued assuming a conversion price equal to the current Conversion Price of $1.00, assuming the Make Whole Amounts are converted based on the closing price of our Common Stock on April 22, 2025 of $0.35, and assuming no adjustments are made pursuant to the Alternate Conversion Floor Amount provision. Assuming that all instruments are converted into Common Stock, approximately 1.1 billion shares of Common Stock could be issued assuming a conversion price equal to the current Floor Price of $0.07, and assuming no adjustments are made pursuant to the Alternate Conversion Floor Amount provision. Because the conversion price of the Series A Preferred Stock may be adjusted, the number of shares that will actually be issued may be more or less than such number of shares. In addition, under the terms of the Series A Preferred Stock, a holder may not convert the Series A Preferred Stock if such holder or any of its affiliates would beneficially own (to the extent that after giving effect to such conversion) a number of shares of Common

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Stock which would exceed 4.99% of the shares of Common Stock outstanding immediately after giving effect to such conversion.

Nasdaq Delisting Proceedings

On August 19, 2024, the Company received a written notification from the Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market (“Nasdaq”) notifying the Company that, the Company’s stockholders’ equity was ($10,508,104), and therefore, the Company was not in compliance with Nasdaq’s Listing Rule 5450(b)(1)(A), which requires a $10,000,000 minimum stockholders’ equity standard (the “Equity Rule”). Pursuant to Nasdaq Listing Rules, the Company submitted a plan of compliance with Nasdaq, which was accepted, and which provided until March 31, 2025, to evidence compliance with the Equity Rule. On April 2, 2025, the Company received a delist determination letter from the Staff (the “Nasdaq notice”) advising the Company that the Staff had determined that the Company had not regained compliance with the Equity Rule. Accordingly, the Staff indicated that unless the Company requested a hearing panel (a “Panel”) appeal of the delist determination, its securities would be delisted. The Company appealed Nasdaq’s determination to a Panel pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series which stayed the suspension of the Company’s securities. The hearing with the Panel is scheduled for May 15, 2025.

Exchange Agreement

On February 2, 2024, the Company executed a securities purchase agreement (the “Purchase Agreement”) with certain investors (the “Holders”) pursuant to which the Holders agreed to purchase from the Company (i) senior convertible notes in the aggregate principal amount of up to $15,500,000 (the “PIPE Convertible Notes”), (ii) Series A warrants to initially purchase 1,409,091 shares of the Company’s Class A common stock (the “Series A Warrants”); and (iii) Series B warrants to initially purchase 1,550,000 shares of the Company’s Class A common stock (the “Series B Warrants,” and collectively with the Series A Warrants, the “PIPE Warrants”).

On April 22, 2025, the Company entered into Exchange Agreements (the “Exchange Agreements” and each, an “Exchange Agreement”), with each of the Holders, pursuant to which each Holder would exchange (i) the amounts remaining outstanding under the PIPE Convertible Notes and certain other amounts outstanding with respect thereto in the aggregate amount (the “Note Exchange”), and (ii) the PIPE Warrants. Pursuant to the Exchange Agreements, on the effective date of the Exchange Agreements, the PIPE Warrants were exchanged, in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended, into an aggregate of 1,885 shares of Series A Preferred Stock, and (ii) Preferred Warrants to purchase up to 37,033 shares of Series A Preferred Stock.

The Note Exchange will occur on the Closing Date (as defined in the Exchange Agreements), whereby the amounts owing under the PIPE Convertible Notes will be exchanged into shares of the Series A Preferred Stock. From the date of the Exchange Agreements until the date of the Note Exchange, the conversion price of the PIPE Convertible Notes was reduced to $1.00 per share.

Additionally, the Exchange Agreements amended the Prior Purchase Agreement and contained certain covenants of the Company to, among other items, hold one or more stockholder meetings no later than 90 days following the execution of the Exchange Agreements to approve the shares of the Company’s Common Stock issuable underlying the Series A Preferred Stock upon conversion in compliance with the rules and regulations of the Nasdaq Stock Market.

This description of the Exchange Agreements and the transactions related thereto does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Exchange Agreement and Certificate of Designation attached as [Annexes A and B] of this proxy statement.

Series A Convertible Preferred Stock

In connection with the signing of the Exchange Agreement, the Company designated 50,000 shares of the Company’s authorized and unissued preferred stock as Series A Preferred Stock and established the rights, preferences and privileges of the Series A Preferred Stock pursuant to the Certificate of Designations of Rights and Preferences of the Series A Preferred Stock (the “Certificate of Designations”), filed with the Secretary of State of the State of Delaware, as summarized below:

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General. Each share of Series A Preferred Stock has a stated value of $1,000 per share and, when issued, the Series A Preferred Stock will be fully paid and non-assessable.

Ranking. The Series A Preferred Stock, with respect to the payment of dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company, ranks senior to all capital stock of the Company, unless the Required Holders (as defined in the Certificate of Designations) consent to the creation of other capital stock of the Company that is senior or equal in rank to the Series A Preferred Stock.

Dividends. The holders of Series A Preferred Stock will be entitled to a 10% per annum dividends. The dividends are payable to each record holder of the Series A Preferred Stock in cash or in shares of Common Stock, provided that if the shares of Common Stock are utilized to pay the dividends then such dividends shall be recalculated in connection with such issuance of shares of Common Stock at a deemed rate of 15%, and the Company may, at its option, under certain circumstances, capitalize the dividend by increasing the stated value of the Series A Preferred Stock or elect a combination of the capitalized dividend and a payment in dividend shares.

Purchase Rights. If at any time the Company grants, issues or sells any options, convertible securities, or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of Common Stock (the “Purchase Rights”), then each holder of Series A Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of all the Series A Preferred Stock held by such holder immediately prior to the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights at the Alternate Conversion Price (as defined below); subject to certain limitations on beneficial ownership.

Conversion Rights

Conversion at Option of Holder. Each holder of Series A Preferred Stock may convert all, or any part, of the Stated Value (which is equal to $1,000 per share of Series A Preferred Stock) of the outstanding Series A Preferred Stock, at any time at such holder’s option, into shares of the Common Stock (which converted shares of Common Stock are referred to as “Conversion Shares” herein) at an initial fixed “Conversion Price” of $1.00, which is subject to proportional adjustment upon the occurrence of any stock split, stock dividend, stock combination and/or similar transactions, as well as under the circumstances described below. The amounts to be converted include unpaid dividends and other charges for the Series A Preferred Stock.

Upon the voluntary conversion by the holders of the Series A Preferred Stock, in addition to the issuance of the Common Stock issuable upon conversion of the Stated Value of the Series A Preferred Stock, the Company shall issue to the holders in Common Stock all dividends that would otherwise have accrued on such Series A Preferred Stock if such share were held until the five-anniversary of issuance (the “Make-Whole Amount”). The Make-Whole Amount is convertible into Common Stock at the “Alternate Conversion Price” which is equal to the lesser of (i) the Conversion Price, and (ii) 90% of the lowest volume weighted average price (“VWAP”) of the Common Stock during the five consecutive trading days immediately prior to such conversion (subject to the Floor Price of $0.07 (the “Floor Price”)) (the “Alternate Conversion Price”).

If at the time of a conversion the Alternate Conversion Price is determined to be the Floor Price because such Floor Price is greater than 90% of the then five-day VWAP of a share of Common Stock, then the Conversion Amount (as defined in the Certificate of Designations), shall automatically increase pro rata, by the applicable Alternate Conversion Floor Amount. The “Conversion Amount” means, on any date, the sum of (1) the Stated Value plus (2) any declared and unpaid dividends on the Series A Preferred Stock plus (3) the Make-Whole Amount, if any, plus (4) any other amounts owed to such Holder. The “Alternate Conversion Floor Amount” means an amount equal to the product obtained by multiplying (A) the higher of (I) the highest price that the Common Stock trades at on the trading day immediately preceding the relevant date and (II) the applicable Alternate Conversion Price and (B) the difference obtained by subtracting (I) the number of shares of Common Stock delivered (or to be delivered) to such Holder from (II) the quotient obtained by dividing (x) the applicable Conversion Amount, by (y) the applicable Alternate Conversion Price without giving effect to the Floor Price.

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If on any six month anniversary after the date the Series A Preferred Stock are issued (each, a “Reset Date”), the Conversion Price then in effect is greater than the closing price of the Common Stock as of such applicable Reset Date (each, a “Reset Price”), immediately after the close of trading on such applicable Reset Date the Conversion Price shall automatically lower to the Reset Price.

If at any time on or after the date of issuance there occurs any stock split, stock dividend, stock combination recapitalization or other similar transaction involving the Common Stock (such as a reverse split of the type contemplated by the Reverse Split Proposal), the Conversion Price shall be reduced to 120% of the quotient determined by dividing (x) the sum of the VWAP of the Common Stock for each of the five trading days with the lowest VWAP of the Common Stock during the fifteen consecutive trading day period ending and including the trading day immediately preceding the sixteenth trading day after such event Date, divided by (y) five.

Voluntary Adjustment Right. Subject to this Nasdaq Proposal being approved, the Company has the right, at any time, with the written consent of certain Holders, to lower the fixed conversion price to any amount and for any period of time deemed appropriate by the board of directors of the Company.

Alternate Conversion Upon a Triggering Event. Following the occurrence and during the continuance of a Triggering Event (as defined below), each holder may alternatively elect to convert the Series A Preferred Stock at the Alternate Conversion Price.

The Certificate of Designations contains triggering events (each, a “Triggering Event”), including but not limited to: (i) failure of a registration statement for the shares of Common Stock underlying the Series A Preferred Stock to be maintained effective; (ii) the suspension from trading or the failure to list the Common Stock within certain time periods; (iii) failure to declare or pay any dividend when due; (iv) the occurrence of any default under, redemption of or acceleration prior to maturity of at least an aggregate of $500,000 of indebtedness of the Company, (v) the Company’s failure to cure a conversion failure of failure to deliver shares of the Common Stock upon conversion, or notice of the Company’s intention not to comply with a request for conversion of any Series A Preferred Stock, and (vi) bankruptcy or insolvency of the Company.

From and after the occurrence and during the continuance of any Triggering Event, the Dividend Rate in effect shall automatically be increased to the Default Rate of (i) 15% per annum for Dividends paid in cash, and (ii) 18% per annum for conversions of Dividends into shares of Common Stock.

Bankruptcy Triggering Event Redemption Right. Upon any Triggering Event arising from a bankruptcy or insolvency, the Company shall immediately redeem in cash all amounts due under the Series A Preferred Stock at a redemption price equal to the greater of (1) 125% times the Conversion Amount to be redeemed; and (2) the product of (X) the Conversion Rate (calculated using the lowest Alternate Conversion Price during the period commencing on the 20th Trading Day immediately preceding such public announcement and ending on the date the Company makes the entire redemption payment), multiplied by (Y) 125% times the equity value of the Common Stock underlying such Series A Preferred Stock being converted. The equity value of the Common Stock underlying the Series A Preferred Stock is calculated using the greatest closing sale price of the Common Stock on any trading day immediately preceding such bankruptcy Triggering Event and the date the Company makes the entire payment required.

Change of Control Exchange. Upon a change of control of the Company, each holder may require the Company to exchange the holder’s shares of Series A Preferred Stock for consideration equal to the Change of Control Election Price (as defined in the Certificate of Designations), to be satisfied at the Company’s election in either (x) cash or (y) rights convertible into such securities or other assets to which such holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by such holder upon consummation of such corporate event.

Company Optional Redemption. At any time the Company shall have the right to redeem in cash all, but not less than all, the shares of Series A Preferred Stock then outstanding at a price equal to the greater of (i) the Conversion Amount being redeemed, and (ii) the product of (1) the Conversion Rate with respect to the Conversion Amount being redeemed, multiplied by (2) the equity value of the Common Stock underlying the Series A Preferred Stock. The equity value of the Common Stock underlying the Series A Preferred Stock is calculated using the greatest closing sale price of the Common Stock on any trading day immediately preceding the date the Company notifies the holders of the Company’s election to redeem and the date the Company makes the entire payment required.

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Fundamental Transactions. The Certificate of Designations prohibit the Company from entering specified fundamental transactions (including, without limitation, mergers, business combinations and similar transactions) unless (i) the Company (or the Company’s successor) assumes in writing all of the Company’s obligations to the Holders and (ii) the successor entity is a publicly traded corporation.

Voting Rights. The holders of the Series A Preferred Stock shall have no voting power and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of share of capital stock, and shall not be entitled to call a meeting of such holders for any purpose nor shall they be entitled to participate in any meeting of the holders of Common Stock, except as provided in the Certificate of Designations (or as otherwise required by applicable law).

Covenants. The Certificate of Designations contains a variety of obligations on the Company’s part not to engage in specified activities. In particular, the Company will not, and will cause the Company’s subsidiaries to not, redeem, repurchase or declare any dividend or distribution on any of the Company’s capital stock (other than as required under the Certificate of Designations) and will not, subject to certain exceptions, incur any indebtedness, other than ordinary course trade payables and factoring of accounts receivable not exceeding certain amounts or, subject to certain exceptions, incur any liens. In addition, the Company will not issue any preferred stock or issue any other securities that would cause a breach or default under the Certificate of Designations.

Reservation Requirements. So long as any Series A Preferred Stock remains outstanding, the Company shall at all times reserve at least 150% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all Series A Preferred Stock then outstanding .

This description of the Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the complete text of the Certificate of Designations, attached as [Annex B] of this proxy statement.

Reasons for Seeking Stockholder Approval

Our Common Stock is currently listed on the Nasdaq Global Market and, as such, we are subject to the Nasdaq Listing Rules. The Company is restricted from issuing all shares of Common Stock that are otherwise issuable pursuant to the Certificate of Designations and the Exchange Agreement (without regard to any limitations set forth thereon) by Nasdaq Listing Rule 5635.

In connection with the execution of the Exchange Agreement, we agreed to hold a meeting of stockholders to, among other things, obtain the consent of the stockholders of the Company pursuant to Nasdaq Listing Rule 5635(d) for the issuance of all shares of our Common Stock that are issuable pursuant to the Certificate of Designations and the Exchange Agreement (without regard to any limitations set forth thereon).

Stockholder approval of this Proposal 1 will constitute stockholder approval for purposes of Nasdaq Listing Rule 5635(d).

Our Board has determined that the Exchange Agreement, the issuance of the Series A Preferred Stock, and the Common Stock that may be issued thereby, are in the best interests of the Company and its stockholders because of the corresponding increase in the stockholders equity in the Company that will result from the exchange of the PIPE Convertible Notes for the Series A Preferred Stock, and the contribution of that additional stockholders equity toward gaining compliance with the Equity Rule.

We cannot predict if the holders of the Series A Preferred Stock will convert their holdings into Common Stock. Assuming that all instruments are converted into Common Stock, approximately 149.7 million shares of Common Stock could be issued assuming a conversion price equal to the current Conversion Price of $1.00, assuming the Make Whole Amounts are converted based on the closing price of our Common Stock on April 22, 2025 of $0.35, and assuming no adjustments are made pursuant to the Alternate Conversion Floor Amount provision. Assuming that all instruments are converted into Common Stock, approximately 1.1 billion shares of Common Stock could be issued assuming a conversion price equal to the current Floor Price of $0.07, and assuming no adjustments are made pursuant to the Alternate Conversion Floor Amount provision.

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Therefore, we are seeking stockholder approval under this Proposal 1 to fully issue all shares of Common Stock that are issuable pursuant to the Exchange Agreement (without regard to any limitations thereon set forth in the Exchange Agreement), if necessary, under the terms of the Exchange Agreement.

Risks Relating to the Series A Preferred Stock and the Issuance of the Common Stock Upon Conversion

The issuance of our Common Stock in connection with the conversion of the Series A Preferred Stock will cause substantial dilution to our shareholders, which may materially affect the trading price of our Common Stock and earnings per share. In addition, the sale into the public market of these shares also could materially and adversely affect the market price of our Common Stock.

Interests of Directors, Officers, and Affiliates

None of our current directors, officers or affiliates has an interest in the Series A Preferred Stock to be issued under the Exchange Agreement.

Consequences of Non-Approval

Approval of this Proposal 1 is a closing condition for the Exchange Agreement. If we do not receive the approval contemplated in this Proposal 1, we will not be able to satisfy all conditions of the Investors to close the transactions contemplated by the Exchange Agreement, and unless such parties waive such closing condition, the PIPE Convertible Notes will not be exchanged for the Series A Preferred Stock as contemplated in the Exchange Agreement. If the exchange of PIPE Convertible Notes for Series A Preferred Stock is not completed, then we will be less likely to gain compliance with the Equity Rule or any alternative standard to maintain our listing on the Nasdaq Global Market, and the Company may be delisted. The failure to approve this proposal will also not negate the existing terms of the PIPE Convertible Notes, which will remain a binding obligation of the Company. The PIPE Convertible Notes must be repaid in cash, unless converted by the Holders into Common Stock, as opposed to the Series A Preferred Stock, which does not require a cash repayment. As such, the extinguishment of the PIPE Convertible Notes will allow the Company to utilize the cash otherwise needed to repay the notes for working capital.

Accordingly, our Board believes that providing the Company the flexibility to fully issue shares of Common Stock that are issuable pursuant to the Exchange Agreement (without regard to any limitations thereon set forth in the Exchange Agreement) is in the best interest of the Company.

Effect on Current Stockholders

The issuance of shares of Common Stock as contemplate by this Proposal 1 would result in an increase in the number of shares of Common Stock outstanding, and our stockholders will incur dilution of their percentage ownership.

If this proposal is approved, existing stockholders will suffer dilution in ownership interests and voting rights as a result of the issuance of shares of Common Stock upon the conversion of the shares of Series A Preferred Stock. Assuming that all instruments are converted into Common Stock, approximately 149.7 million shares of Common Stock could be issued assuming a conversion price equal to the current Conversion Price of $1.00, assuming the Make Whole Amounts are converted based on the closing price of our Common Stock on April 22, 2025 of $0.35, and assuming no adjustments are made pursuant to the Alternate Conversion Floor Amount provision. Assuming that all instruments are converted into Common Stock, approximately 1.1 billion shares of Common Stock could be issued assuming a conversion price equal to the current Floor Price of $0.07, and assuming no adjustments are made pursuant to the Alternate Conversion Floor Amount provision. Because the conversion price of the Series A Preferred Stock may be adjusted, the number of shares that will actually be issued is unknown. The ownership interest of the existing stockholders would be correspondingly reduced depending on the number of shares of Common Stock issued upon conversion of the Series A Preferred Stock. The sale into the public market of these shares also could materially and adversely affect the market price of the Common Stock.

If this proposal is approved, the issuance of the Common Stock could have an anti-takeover effect because such issuance would make it more difficult for, or discourage an attempt by, a party to obtain control of the Company by tender offer or other means. The issuance of the Common Stock will increase the number of shares entitled to vote, increase the number of votes required to approve a change of control of the Company, and dilute the interest of a party attempting to obtain control of the Company. The Board does not have any current knowledge of any effort by any third party to accumulate the Company’s securities or obtain control of the Company by any means.

If this proposal is not approved, the exchange transaction will not be closed and the Holders will not be able to exchange their PIPE Convertible Notes into Series A Preferred Stock, and their currently held shares of Series A Preferred Stock will not be able to be converted into shares of Common Stock in excess of the limitations set forth in Nasdaq Listing Rule 5635(d). Under the Exchange Agreement, if stockholders do not approve this proposal at the Special Meeting, the Company must also include a proposal to approve this proposal at a subsequent meeting of stockholders to be held on or before September 19, 2025. In the event that stockholder approval is not obtained at such subsequent meeting, the Company must cause additional meetings of stockholders to be held semi-annually thereafter until such approval is obtained. The Company would bear the costs associated with including this proposal for stockholder approval at subsequent stockholder meetings.

Vote Required and Recommendation of the Board of Directors

The approval of Proposal 1 requires the affirmative vote of a majority of the voting power of the votes cast (in person or by proxy) at the Special Meeting. Broker non-votes and abstentions will not be taken into account in determining the outcome of the proposal. THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR, FOR PURPOSES OF COMPLYING WITH NASDAQ LISTING RULE 5635(D), THE APPROVAL FOR OUR ISSUANCE OF ALL OF THE SHARES OF OUR CLASS A COMMON STOCK PURSUANT TO THE EXCHANGE AGREEMENT AND THE CORRESPONDING CERTIFICATE OF DESIGNATIONS OF RIGHTS AND PREFERENCES OF SERIES A PREFERRED STOCK AND PREFERRED WARRANTS (WITHOUT REGARD TO ANY LIMITATIONS THEREON SET FORTH IN THE EXCHANGE AGREEMENT).

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PROPOSAL 2:

REVERSE SPLIT PROPOSAL

General

The Board has unanimously approved and stockholders are being asked to approve the reverse split amendment to the Company’s Certificate of Incorporation in substantially the form attached hereto as [Appendix C] (the “Reverse Split Amendment”) to effect a reverse stock split of the outstanding shares of the Company’s Class A common stock (the “common stock”), at a reverse stock split ratio of between 1-for-5 to 1-for-75 (or any whole number in between), as determined by the Board in its sole discretion, prior to the one-year anniversary of this Special Meeting. If stockholders approve and adopt the proposed Reverse Split Amendment to affect the reverse stock split, the Board will have the authority, but not the obligation, in its sole discretion, and without further action on the part of the stockholders, to select one of the approved reverse stock split ratios and effect the approved reverse stock split. The reverse stock split will become effective on the date set forth in the Reverse Split Amendment as filed with the Secretary of State of the State of Delaware (the “Effective Date”). Notwithstanding any approval of the proposed Reverse Split Amendment by our stockholders, the Board may, at its sole discretion, abandon the proposed Reverse Split Amendment and determine prior to the Effective Date not to affect any reverse stock split, as permitted under Section 242(c) of the General Corporation Law of the State of Delaware.

If implemented, the reverse stock split will be realized simultaneously for all outstanding common stock and the ratio determined by our Board will be the same for all outstanding shares of common stock. The reverse stock split will affect all holders of shares of our common stock uniformly and each stockholder will hold the same percentage of our common stock outstanding immediately following the reverse stock split as that stockholder held immediately prior to the reverse stock split, except for adjustments that may result from the treatment of fractional shares as described below. The number of authorized shares of common stock and capital stock will not be impacted as a result of the Reverse Split Amendment, however, refer to Proposal 3 regarding the changes in authorized capital stock of the Company.

Purpose of the Reverse Stock Split Proposal; Nasdaq Delisting Proceedings

Our common stock is currently quoted on the Nasdaq Global Market, and we are therefore subject to its continued listing requirements, including requirements with respect to the market value of publicly held shares, market value of listed shares, minimum bid price per share, and minimum stockholder’s equity, among others, and requirements relating to board and committee independence. If we fail to satisfy one or more of the requirements, we may be delisted from the Nasdaq Global Market.

On November 5, 2024, we received a written notification from the Nasdaq Staff notifying us that, for the 30 consecutive business days ended November 4, 2024, our common stock did not maintain a minimum bid price of $1 per share. Nasdaq stated in its letter that in accordance with Nasdaq Listing Rule 5810(c)(3)(A) (the “Bid Price Rule”), we have a compliance period of 180 calendar days from the date of the Bid Notice (the “Compliance Period”), and that we may regain compliance if the closing bid on our common stock is at least $1 for a minimum of ten consecutive days during the Compliance Period, which will end May 5, 2025. Although we will not complete the reverse split prior to the end of the Compliance Period, we are seeking this approval to effect the reverse stock split as soon as possible

In addition to the Bid Price Rule, the Board believes that by reducing the number of shares of common stock outstanding through the reverse stock split and thereby proportionately increasing the per share price of the Company’s common stock, the Company’s common stock may be more appealing to institutional investors and institutional funds. The Board also believes that the stockholders also may benefit from a higher priced stock because of improved liquidity as a result of an increased interest from institutional investors and investments funds and lower trading costs.

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The Board believes that stockholder approval of multiple reverse stock split ratios (rather than a single reverse stock split ratio) provides the Board with maximum flexibility to achieve the purposes of the reverse stock split. If the stockholders approve this Proposal 2, the reverse stock split will be affected, if at all, only upon determination by the Board that the reverse stock split is in the Company’s and its stockholders’ best interests at that time. In connection with any determination to affect the reverse stock split, the Board will set the time for such a split and select the specific ratio from the proposed reverse stock split ratios included in this Proposal 2. These determinations will be made by the Board with the intention to create the greatest marketability for the Company’s common stock based upon prevailing market conditions at that time.

The Board reserves its right to elect not to proceed, and abandon, the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of the Company’s stockholders.

Certain Risk Associated with the Reverse Stock Split

Before voting on this Proposal 2, you should consider the following risks associated with the implementation of the reverse stock split.

●	While the Board believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in any particular price for the Company’s common stock or result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of the Company’s common stock may not necessarily improve.

●	There can be no assurance that the market price per new share of the Company’s common stock after a reverse stock split will remain unchanged or increase in proportion to the reduction in the number of old shares of the Company’s common stock outstanding before the reverse stock split. Many companies have completed reverse splits and had their trading price fall significantly. Accordingly, the total market capitalization of the Company’s common stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split. Moreover, in the future, the market price of the Company’s common stock following the reverse stock split may not exceed or remain higher than the market price prior to the reverse stock split.

●	Although we expect that the reverse stock split will result in an increase in the market price of our common stock, we cannot assure you that the reverse stock split, if implemented, will increase the market price of our common stock in proportion to the reduction in the number of shares of common stock outstanding or result in a permanent increase in the market price. The effect the reverse stock split may have upon the market price of our common stock cannot be predicted with any certainty, and the history of similar reverse stock splits for companies in similar circumstances to ours is varied. If the reverse stock split is affected and the market price of the Company’s common stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of the Company’s common stock will, however, also be based on performance and other factors, which are unrelated to the number of shares outstanding. Furthermore, the liquidity of the Company’s common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

●	The reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of our common stock on a post-split basis. These odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “round lots” of even multiples of 100 shares.

Determination of Ratio

The ratio of the reverse stock split, if approved and implemented, will be a ratio of between 1-for-5 to 1-for-75 (or any whole number in between), as determined by the Board in its sole discretion, prior to the one-year anniversary of this Special Meeting. Even if approved, the Board will have discretion to delay or not to implement the reverse stock split.

In determining the reverse stock split ratio, our Board will consider numerous factors, including:

●	the historical and projected performance of our common stock;

●	general economic and other related conditions prevailing in our industry and in the marketplace;

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●	the projected impact of the selected reverse stock split ratio on trading liquidity in our common stock;

●	our capitalization (including the number of shares of our common stock issued and outstanding);

●	the prevailing trading price for our common stock and the volume level thereof; and

●	potential devaluation of our market capitalization as a result of a reverse stock split.

The purpose of asking for authorization to amend our Certificate of Incorporation to implement the reverse stock split at a ratio to be determined by the Board, as opposed to a ratio fixed in advance, is to give our Board the flexibility to take into account then-current market conditions and changes in price of our common stock and to respond to other developments that may be deemed relevant when considering the appropriate ratio.

Board Discretion to Implement the Reverse Stock Split

If the reverse stock split is approved by the Company’s stockholders, it will be affected, if at all, only upon a determination by the Board that a reverse stock split (at a ratio determined by the Board as described above) is in the best interests of the Company and the stockholders. The Board’s determination as to whether the reverse stock split will be affected and, if so, at what ratio, will be based upon certain factors, including existing and expected marketability and liquidity of the Company’s common stock, prevailing market conditions and the likely effect on the market price of the Company’s common stock. If the Board determines to affect the reverse stock split, the Board will consider various factors in selecting the ratio including the overall market conditions at the time and the recent trading history of the common stock.

Principal Effects of the Reverse Stock Split

A reverse stock split refers to a reduction in the number of outstanding shares of a class of a corporation’s capital stock, which may be accomplished, as in this case, by reclassifying and combining all our outstanding shares of common stock into a proportionately smaller number of shares. For example, if our Board decides to implement a 1-for-10 reverse stock split of our common stock, then a stockholder holding 10,000 shares of our common stock before the reverse stock split would instead hold 1,000 shares of our common stock immediately after the reverse stock split. The reverse stock split will affect all our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in our company or proportionate voting power, except for minor adjustments due to the cash payments as a result of the treatment of fractional shares. No fractional shares will be issued in connection with the reverse stock split. Instead, holders of common stock who would otherwise receive a fractional share of common stock pursuant to the Reverse Stock Split will receive cash in lieu of the fractional share as explained more fully below.

The principal effect of the reverse stock split will be that (i) the number of shares of common stock issued and outstanding will be reduced to a number of shares between and including one-half to one-fiftieth that amount, as the case may be based on the ratio for the reverse stock split as determined by our Board, and (ii) all outstanding options, warrants, and convertible notes entitling the holders thereof to purchase shares of common stock will enable such holders to purchase, upon exercise of their options, warrants, or convertible notes, as applicable, between and including one-half to one- fiftieth of the number of shares of common stock which such holders would have been able to purchase upon exercise of their options, warrants, or convertible notes, as applicable, immediately preceding the reverse stock split at an exercise price equal to between and including 5 to 50 times the exercise price specified before the reverse stock split, resulting in essentially the same aggregate price being required to be paid therefor upon exercise thereof immediately preceding the reverse stock split, as the case may be based on the ratio for the reverse stock split as determined by our Board.

The following table, which is for illustrative purposes only, illustrates the effects of the reverse stock split at certain exchange ratios within the foregoing range, without giving effect to any adjustments for fractional shares of common stock, on our outstanding shares of common stock and authorized shares of capital stock as of April [  ], 2025.

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	Before Reverse Stock Split		After Reverse Stock Split And Share Increase Amendment
			1-for-5	1-for-10	1-for-20	1-for-25	1-for-30	1-for-50	1-for-75
Class A Common Stock Authorized	90,000,000		500,000,000	500,000,000	500,000,000	500,000,000	500,000,000	500,000,000	500,000,000
Class B Common Stock Authorized	10,000,000		10,000,000	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000
Class A Common Stock Issued and Outstanding	[30,958,824	]	6,191,765	3,095,882	1,547,941	1,238,353	1,031,961	619,176	412,784
Class B Common Stock Issued and Outstanding	9,999,999		2,000,000	1,000,000	500,000	400,000	333,333	200,000	133,333
Class A Common Stock Authorized and Unissued	59,041,176		493,808,235	496,904,118	498,452,059	498,761,647	498,968,039	499,380,824	499,587,216
Class B Common Stock Authorized and Unissued	1		8,000,000	9,000,000	9,500,000	9,600,000	9,666,667	9,800,000	9,866,667

The Reverse Split Amendment will not change the terms of our common stock. The shares of new common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the common stock now authorized. The common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. The reverse stock split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act. We will continue to be subject to the periodic reporting requirements of the Exchange Act.

Accounting Matters

The reverse stock split will not affect the par value of our common stock. As a result, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to the common stock will be reduced to between and including one-half to one fiftieth of its present amount, as the case may be based on the ratio for the reverse stock split as determined by our Board, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. Our per share net loss will be retroactively increased for each period because there will be fewer shares of our common stock outstanding.

Effect on Authorized by Unissued Shares

The reverse stock split will have the effect of significantly increasing the number of authorized but unissued shares of common stock. The number of authorized shares of common stock will not be decreased and will remain at 500,000,000 assuming the approval of Proposal 3. Because the number of outstanding shares will be reduced as a result of the reverse stock split, the number of shares available for issuance will be increased. See the table above under the section titled “Principal Effects of the Reverse Stock Split” that shows the number of unreserved shares of common stock that would be available for issuance at various reverse stock split ratios.

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Potential Anti-Takeover and Dilutive Effects

The purpose of the reverse stock split is not to establish any barriers to a change of control or acquisition of the Company. However, because the number of authorized shares of common stock will remain at 500,000,000 assuming the approval of Proposal 3, this proposal, if adopted and implemented, will result in a relative increase in the number of authorized but unissued shares of our common stock as compared to the outstanding shares of our common stock and could, under certain circumstances, have an anti-takeover effect. Shares of common stock that are authorized but unissued provide our Board with flexibility to effect, among other transactions, public or private financings, mergers, acquisitions, stock dividends, stock splits and the granting of equity incentive awards. However, these authorized but unissued shares may also be used by our Board, consistent with and subject to its fiduciary duties, to deter future attempts to gain control of us or make such actions more expensive and less desirable. After implementation of the proposed Reverse Split Amendment, our Board will continue to have authority to issue additional shares from time to time without delay or further action by the stockholders except as may be required by applicable law or the Nasdaq listing standards, assuming the Company remains listed on Nasdaq. Our Board is not aware of any attempt to take control of our business and has not considered the reverse stock split to be a tool to be utilized as a type of anti-takeover device. We currently have no plans, proposals or arrangements to issue any shares of common stock that would become newly available for issuance as a result of the reverse stock split.

In addition, if we do issue additional shares of our common stock, the issuance could have a dilutive effect on earnings per share and the book or market value of the outstanding common stock, depending on the circumstances, and would likely dilute a stockholder’s percentage voting power in the Company. Holders of common stock are not entitled to preemptive rights or other protections against dilution. Our Board intends to take these factors into account before authorizing any new issuance of shares.

Procedure for Effecting the Reverse Stock Split and Exchange of Stock Certificates

If the Proposal 2 is approved by our stockholders, the reverse stock split would become effective at such time prior to the one-year anniversary of this Special Meeting as it is deemed by our Board to be in the best interests of the Company and its stockholders, and we file the Reverse Split Amendment with the Secretary of State of the State of Delaware. Even if Proposal 2 is approved by our stockholders, our Board has discretion not to carry out or to delay in carrying out the reverse stock split. Upon the filing of the Reverse Split Amendment, all the old common stock will be converted into new common stock as set forth in the Reverse Split Amendment.

As soon as practicable after the Effective Date of the reverse stock split, stockholders will be notified that the reverse stock split has been affected. If you hold shares of common stock in a book-entry form, you will receive a transmittal letter from our transfer agent as soon as practicable after the Effective Date of the reverse stock split with instructions on how to exchange your shares. After you submit your completed transmittal letter, a transaction statement will be sent to your address of record as soon as practicable after the Effective Date of the reverse stock split indicating the number of post-reverse stock split shares of common stock you hold.

After the Effective Date, the Company’s common stock will each have new committee on uniform securities identification procedures (“CUSIP”) numbers, which is a number used to identify the Company’s equity securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers by following the procedures described above.

After the Effective Date, the Company will continue to be subject to periodic reporting and other requirements of the Exchange Act. We anticipate that our common stock will continue to be reported on the Nasdaq Stock Market under the symbol “TRUG.”

Beginning on the Effective Date of the reverse stock split, each book-entry notation evidencing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

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Cash Payment In Lieu of Fractional Shares

No fractional shares of common stock will be issued as a result of any Reverse Stock Split. Instead, in lieu of any fractional shares to which a stockholder of record would otherwise be entitled as a result of the Reverse Stock Split, we will pay cash (without interest) equal to such fraction multiplied by the average of the closing sales prices of the common stock on the Nasdaq during regular trading hours for the five consecutive trading days immediately preceding the Effective Time (with such average closing sales prices being adjusted to give effect to the Reverse Stock Split). After the Reverse Stock Split, a stockholder otherwise entitled to a fractional interest will not have any voting, dividend or other rights with respect to such fractional interest except to receive payment as described above.

As of May 5, 2025, there were [  ] stockholders of record of our common stock. Upon stockholder approval of this Proposal 2, if our Board elects to implement the proposed Reverse Stock Split, stockholders owning, prior to the Reverse Stock Split, less than the number of whole shares of common stock that will be combined into one share of common stock in the Reverse Stock Split would no longer be stockholders. Holders of as many as 9 shares (if we were to implement the 1-for-10 Reverse Stock Split) of common stock would be eliminated as a result of the cash payment in lieu of any issuance of fractional shares or interests in connection with the Reverse Stock Split. The exact number by which the number of holders of the common stock would be reduced will depend on the number of stockholders that hold less than 9 shares as of the effective date of the Reverse Stock Split. As of the Record Date, there were 38 holders of record of the common stock, none of which was a holder of fewer than 9 shares of common stock. As a result of the Reverse Stock Split, assuming a Reverse Stock Split ratio of 1-for-10, we estimate that cashing out fractional stockholders would not reduce the number of stockholders of record.

In addition, we do not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Record and Beneficial Stockholders

If this Proposal 2 is approved by our stockholders and our Board elects to implement a Reverse Stock Split, stockholders of record holding all of their shares of our common stock electronically in book-entry form under the direct registration system for securities will be automatically exchanged by the exchange agent and will receive a transaction statement at their address of record indicating the number of new post-split shares of our common stock they hold after the Reverse Stock Split along with payment in lieu of any fractional shares. Non-registered stockholders holding common stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the Reverse Stock Split and making payment for fractional shares than those that would be put in place by us for registered stockholders. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

If this Proposal 2 is approved by our stockholders and our Board elects to implement a Reverse Stock Split, stockholders of record holding some or all of their shares in certificate form will receive a letter of transmittal from us or our exchange agent, as soon as practicable after the effective date of the Reverse Stock Split. Our transfer agent is expected to act as “exchange agent” for the purpose of implementing the exchange of stock certificates.

No Dissenter’s Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter’s rights with respect to the reverse stock split and we will not independently provide our stockholders with any such right.

Material U.S. Federal Income Tax Considerations of the Reverse Stock Split

The following discussion summarizes certain material U.S. federal income tax considerations of the reverse stock split that would be expected to apply generally to U.S. Holders (as defined below) of our common stock. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing Treasury Regulations under the Code and current administrative rulings and court decisions, all of which are subject to change or different interpretation. Any change, which may or may not be retroactive, could alter the tax consequences to us or our stockholders as described in this summary. No ruling from the U.S. Internal Revenue Service, or the IRS, has been or will be requested in connection with the reverse stock split, and there can be no assurance that the IRS will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge.

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This summary is general in nature, and no attempt has been made to comment on all U.S. federal income tax consequences of the reverse stock split that may be relevant to particular U.S. Holders, including, among others, holders: (i) who are subject to special tax rules such as dealers, brokers and traders in securities, mutual funds, regulated investment companies, real estate investment trusts, insurance companies, banks or other financial institutions or tax-exempt entities; (ii) who acquired their shares in connection with stock options, stock purchase plans or other compensatory transactions; (iii) who hold their shares as a hedge or as part of a hedging, straddle, “conversion transaction”, “synthetic security”, integrated investment or any risk reduction strategy; (iv) who are partnerships, limited liability companies that are not treated as corporations for U.S. federal income tax purposes, S corporations, or other pass-through entities or investors in such pass-through entities; (v) who do not hold their shares as capital assets for U.S. federal income tax purposes (generally, property held for investment within the meaning of Section 1221 of the Code); (vi) who hold their shares through individual retirement or other tax-deferred accounts; (vii) who have a functional currency for United States federal income tax purposes other than the U.S. dollar; (viii) who actually or constructively own five percent or more of our common stock; or (ix) who are otherwise subject to special treatment under the U.S. federal income tax laws or who are otherwise subject to special tax rules.

In addition, the following discussion does not address state, local or foreign tax consequences of the reverse stock split, the Medicare tax on net investment income, U.S. federal estate and gift tax, the alternative minimum tax, the rules regarding qualified small business stock within the meaning of Section 1202 of the Code, or any other aspect of any U.S. federal tax other than the income tax. The discussion assumes that for U.S. federal income tax purposes the reverse stock split will not be integrated or otherwise treated as part of a unified transaction with any other transaction. Furthermore, the following discussion does not address the tax consequences of transactions effectuated before, after or at the same time as the reverse stock split, whether or not they are in connection with the reverse stock split.

For purposes of this discussion, a U.S. Holder means a beneficial owner of our common stock who is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (other than a grantor trust) if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

HOLDERS OF OUR COMMON STOCK ARE ADVISED AND EXPECTED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES AND THE CONSEQUENCES OF THE REVERSE STOCK SPLIT UNDER U.S. FEDERAL NON-INCOME TAX LAWS AND STATE, LOCAL AND FOREIGN TAX LAWS.

Federal Income Tax Consequences of the Reverse Stock Split

The reverse stock split is intended to be treated as a tax-deferred “recapitalization” for U.S. federal income tax purposes pursuant to Section 368(a)(1)(E) of the Code. The remainder of the discussion assumes the reverse stock split will qualify as a recapitalization.

Generally, the reverse stock split is expected to be treated as a “recapitalization” for U.S. federal income tax purposes and therefore is not expected to result in the recognition of gain or loss for federal income tax purposes, except as described below with respect to cash received in lieu of fractional shares (which fractional share generally is treated as received and then exchanged for cash). The adjusted basis of the new shares of common stock will be the same as the adjusted basis of the common stock exchanged for such new shares. The holding period of the new, post-reverse stock split shares of the common stock resulting from implementation of the reverse stock split will include the stockholder’s respective holding periods for the pre-reverse stock split shares. Stockholders who acquired their shares of our common stock on different dates or at different prices should consult their tax advisors regarding the allocation of the tax basis of such shares.

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A holder of pre-reverse stock split shares that receives cash in lieu of a fractional share of post-reverse stock split shares should generally be treated as having received such fractional share pursuant to the reverse stock split and then as having exchanged such fractional share for cash in a redemption by the Company. The amount of any gain or loss should be equal to the difference between the ratable portion of the tax basis of the pre-reverse stock split shares exchanged in the reverse stock split that is allocated to such fractional share and the cash received in lieu thereof. In general, any such gain or loss will constitute a long-term capital gain or loss if the U.S. Holder’s holding period for such pre-reverse stock split shares exceeds one year at the time of the reverse stock split. Deductibility of capital losses by holders is subject to limitations. Special rules may apply to cause all or a portion of the cash received in lieu of a fractional share to be treated as a distribution under Section 301 of the Internal Revenue Code of 1986, as amended (rather than as a sale or exchange), with respect to certain U.S. Holders who own more than a minimal amount of our common stock and whose proportionate interest in the Company is not reduced (after taking into account certain constructive ownership rules), or who exercise more than a minimal degree of voting or other type of control over the affairs of the Company. Stockholders should consult their own tax advisors regarding the tax effects to them of receiving cash in lieu of fractional shares based on their particular circumstances.

A U.S. Holder of our common stock may be subject to information reporting and backup withholding on cash paid in lieu of fractional shares in connection with the reverse stock split. A U.S. Holder of our common stock will be subject to backup withholding if such holder is not otherwise exempt and such holder does not provide its taxpayer identification number in the manner required or otherwise fails to comply with applicable backup withholding tax rules.

No gain or loss is expected to be recognized by us as a result of the reverse stock split.

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT, INCLUDING APPLICABLE REPORTING REQUIREMENTS, DEPEND UPON THE PARTICULAR CIRCUMSTANCES OF EACH U.S. HOLDER. ACCORDINGLY, EACH U.S. HOLDER IS ADVISED TO CONSULT THE HOLDER’S TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO THE U.S. HOLDER OF A REVERSE STOCK SPLIT.

Vote Required and Recommendation of the Board of Directors

To approve Proposal 2 at the Special Meeting the votes cast for the proposal must exceed the votes cast against the proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

The Board recommends that stockholders vote FOR the approval of the amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our outstanding shares of common stock at a reverse stock split ratio of between 1-for-5 to 1-for-75 (or any whole number in between), as determined by the Board of Directors in its sole discretion, prior to the one-year anniversary of this Special Meeting.

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PROPOSAL 3

SHARE INCREASE PROPOSAL

Our Board has approved, subject to stockholder approval, an amendment to our Charter to increase the number of authorized shares of Class A Common Stock from 90,000,000 to 500,000,000 and to make a corresponding change to the number of authorized shares of capital stock. The form of the proposed Certificate of Amendment effecting such increase in the number of authorized shares (the “Share Increase Amendment”) is attached to this Proxy Statement as Annex [D].

We currently have a total of 110,000,000 shares of capital stock authorized under our Charter, consisting of (a) 100,000,000 shares of Common Stock, including (i) 90,000,000 shares of Class A Common Stock and (ii) 10,000,000 shares of Class B Common Stock, and (b) 10,000,000 shares of preferred stock. If the Share Increase Proposal is approved by our stockholders, our Board will be authorized, in its discretion, to file the Share Increase Amendment with the office of the Secretary of State of the State of Delaware, which would have the effect of increasing the number of authorized shares of Common Stock from 100,000,000 to 510,000,000 and increasing the number of authorized shares of all classes of stock from 110,000,000 to 520,000,000. The number of shares of authorized preferred stock would remain unchanged.

Background and Purpose of the Proposal

Our Board has determined that it would be in the Company’s best interests and in the best interests of our stockholders to increase the number of authorized shares of Class A Common Stock in order to provide the Company with the ability to issue chase of Class A common Stock upon the conversion of the Series A Preferred Stock, without the need to obtain additional stockholder approvals. Each additional authorized share of Common Stock would have the same rights and privileges as each share of currently authorized Class A Common Stock.

On April 22, 2025, the Company entered into the Exchange Agreements, pursuant to which each such Holder would exchange. For additional detail regarding the Exchange Agreement, see section entitled “Proposal 1: The Nasdaq Proposal – Exchange Agreement”.

We currently do not have a sufficient number of authorized shares of Class A Stock to meet the Required Reserve Amount following the approval of Proposal 1 hereto. Accordingly, we must hold a special meeting of stockholders to increase the number of authorized shares of Class A Common Stock in order to meet the Required Reserve Amount. The Share Increase Amendment is intended to fulfill this obligation. In addition, if we are unable to make dividend or amortization payments on the Series A Preferred Stock in shares of our Common Stock because we do not have sufficient number of authorized shares of Class A Common Stock, we will have to satisfy such payment obligations by means of cash redemption payments to the holders of Series A Preferred Stock.

Further, the Board believes that unless we obtain stockholder approval to amend the Charter to increase the number of authorized shares of Class A Common Stock, we will be severely limited by the inability to issue additional shares pursuant to awards under our equity incentive plan or in connection with future capital raising transactions or strategic transactions. This may cause a delay in our future capital raising or other strategic transactions and may have a material adverse effect on our business and financial condition.

Consequences of Not Approving this Proposal

If this proposal is not approved by our stockholders, we may not have enough shares to allow for the conversion of the Series A Preferred Stock or upon exercise of the Preferred Warrants in the form of the applicable shares of Class A Common Stock issuable upon conversion of the Series A Preferred Stock (“Conversion Shares”). If we are prevented from issuing the applicable Conversion Shares upon conversion of the Series A Preferred Stock by the holder thereof, a Triggering Event will occur and the Dividend Rate in effect shall automatically be increased to the Default Rate of (i) 15% per annum for Dividends paid in cash, and (ii) 18% per annum for conversions of Dividends into shares of Common Stock.

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Additionally, if this proposal is not approved by our stockholders, our financing alternatives will be limited by the lack of any available unissued and unreserved authorized shares of Common Stock, and stockholder value may be harmed by this limitation. In addition, our future success depends upon our ability to attract, retain and motivate highly-skilled employees, and if this proposal is not approved by our stockholders, the lack of any available unissued and unreserved authorized shares of Common Stock to provide future equity incentive opportunities could adversely impact our ability to achieve these goals. In short, if our stockholders do not approve this proposal, we may not be able to access the capital markets, complete corporate collaborations, partnerships or other strategic transactions, attract, retain and motivate employees, and pursue other business opportunities integral to our growth and success.

Further, unless we obtain approval for this proposal, we will be required to incur additional costs in order to hold additional stockholder meetings to seek such approval.

Rights of Additional Authorized Shares

If and when issued, the additional Class A Common Stock to be authorized by adoption of the Share Increase Amendment would have rights and privileges identical to our currently outstanding Class A Common Stock. Those rights do not include preemptive rights with respect to the future issuance of any additional shares of Class A Common Stock.

Potential Adverse Effects of Increase in Authorized Common Stock

The authorization of additional shares of Class A Common Stock sought by this proposal would not have any immediate dilutive effect upon the proportionate voting power or rights of our existing stockholders; however, to the extent that the additional authorized shares of Class A Common Stock are issued in the future, including in connection with issuances pursuant to the Certificate of Designations and the Preferred Warrants and future capital raising transactions or strategic transactions, such issuance may decrease existing stockholders’ percentage equity ownership and, depending upon the effective conversion price of the Series A Preferred Stock or exercise price of the Preferred Warrants, as the case may be, or the price of which they are issued, could be dilutive to existing stockholders and have a negative effect upon the market price of the Class A Common Stock. Our stockholders do not have preemptive rights, which means they do not have the right to purchase shares in any future issuance of Class A Common Stock in order to maintain their proportionate ownership of Class A Common Stock.

Anti-Takeover Effects

The increased proportion of unissued authorized shares, compared to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board or contemplating a tender offer or other transaction for our combination with another company). However, the Share Increase Amendment is not being proposed in response to any effort of which we are aware to accumulate shares of our Class A Common Stock or obtain control of our Company, nor is it part of a plan by management to recommend a series of similar amendments to our Board and stockholders.

Timing of Proposed Amendment

If this proposal is approved by the stockholders, the Board will have the authority to file the Share Increase Amendment with the office of the Secretary of State of Delaware to implement the increase in the authorized number of shares of Class A Common Stock and corresponding change to the number of authorized shares of capital stock. The actual timing for implementation of the Share Increase Amendment would be determined by the Board based upon its evaluation as to when such action would be most advantageous to the Company and its stockholders. Notwithstanding approval of this proposal by our stockholders, the Board will have the sole authority to elect whether or not and when to amend the Charter to effect the Share Increase Amendment. If the Board should decide to file the Share Increase Amendment with the office of the Secretary of State of Delaware, the Share Increase Amendment would become effective on the date it is filed.

Interests of Certain Persons

When you consider our Board’s recommendation to vote in favor of this proposal, you should be aware that our directors and executive officers and existing stockholders may have interests that may be different from, or in addition to, the interests of other of our stockholders.

Because it is anticipated that our directors and executive officers will be granted additional equity awards under our [2024 Equity Incentive Plan], or another plan we adopt in the future, they may be deemed to have an indirect interest in the Share Increase Amendment.

Vote Required and Recommendation of the Board of Directors

The approval of Proposal 3 requires the affirmative vote of a majority of the voting power of the votes cast (in person or by proxy) at the Special Meeting. Broker non-votes and abstentions will not be taken into account in determining the outcome of the proposal. THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR, THE SHARE INCREASE AMENDMENT.

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PROPOSAL 4

ADJOURNMENT PROPOSAL

Overview

If the Special Meeting is convened and a quorum is present, but there are not sufficient votes to approve Proposal 1, , Proposal 2, or Proposal 3 one or more of our proxy holders may move to adjourn the Special Meeting at that time in order to enable our Board to solicit additional proxies.

In this proposal, we are asking our stockholders to authorize one or more of our proxy holders to adjourn the Special Meeting to another time and place, if necessary, to solicit additional proxies in the event that there are not sufficient votes to approve Proposal 1, Proposal 2, or Proposal 3. If our stockholders approve this proposal, one or more of our proxy holders can adjourn the Special Meeting and any adjourned session of the Special Meeting to allow for additional time to solicit additional proxies, including the solicitation of proxies from our stockholders that have previously voted. Among other things, approval of this proposal could mean that, even if we had received proxies representing a sufficient number of votes to defeat Proposal 1, Proposal 2, or Proposal 3, we could adjourn the Special Meeting without a vote on such proposals and seek to convince our stockholders to change their votes in favor of such proposals.

If it is necessary to adjourn the Special Meeting, no notice of the adjourned meeting is required to be given to our stockholders, other than an announcement at the Special Meeting of the time and place to which the Special Meeting is adjourned, so long as the meeting is adjourned for 30 days or less and no new record date is fixed for the adjourned meeting. At the adjourned meeting, we may transact any business which might have been transacted at the original meeting.

Vote Required and Recommendation of the Board of Directors

The approval of Proposal 4 requires the affirmative vote of a majority of the voting power of the votes cast (in person or by proxy) at the Special Meeting. Broker non-votes and abstentions will not be taken into account in determining the outcome of the proposal. The Board recommends that stockholders vote FOR the approval to authorize the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 1, Proposal 2, or Proposal 3.

Other Business

As of the date of this Proxy Statement, management does not know of any other matters that will be brought before the Special Meeting requiring action of the shareholders. However, if any other matters requiring the vote of the shareholders properly come before the Special Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxies in accordance with the discretion of management. The persons designated as proxies will also have the right to approve any and all adjournments of the Special Meeting for any reason.

SHAREholders Sharing the Same Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers, banks and other nominees) to implement a delivery procedure called “householding.” Under this procedure, multiple shareholders who reside at the same address may receive a single copy of the Proxy Statement and other proxy materials, unless the affected shareholder has provided contrary instructions. This procedure reduces printing costs and postage fees.

Under applicable law, if you consented or were deemed to have consented, your broker, bank or other intermediary may send only one copy of the Proxy Statement and other proxy materials to your address for all residents that own shares of the Company’s common stock in street name. If you wish to revoke your consent to householding, you must contact your broker, bank or other intermediary. If you are receiving multiple copies of the Proxy Statement and other proxy materials, you may be able to request householding by contacting your broker, bank or other intermediary. Upon written or oral request, we will promptly deliver a separate set of the Proxy Statement or other proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered. If you wish to request copies free of charge of the Proxy Statement or other proxy materials, please send your request to Investor Relations, TruGolf Holdings, Inc., 60 North 1400 West Centerville, Utah 84014 or call the Company with your request at (917) 289-2776.

By Order of the Board of Directors,

[ ]
Christopher Jones
Chief Executive Officer

[ ], 2025

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PROXY CARD

TruGolf Holdings, Inc.

Special Meeting of Stockholders

This Proxy Is Solicited On Behalf Of The Board Of Directors

Christopher Jones (the “Proxy) isa hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned possess if personally present, at the Special Meeting of Shareholders of TruGolf Holdings, Inc to be held on May 30, 2025 or at any adjournment or postponement thereof.

Shares were represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxy will have the authority to vote FOR Items 1-4.

(Continued and to be signed on reverse side)

PROXY

The Board of Directors recommends you vote FOR Proposals 1-4.

1. To approve, for purposes of complying with Nasdaq Listing Rule 5635(d), our issuance of all of the shares of our Class A common stock upon conversion of the Series A Preferred Stock (defined herein), without regard to any limitations on conversion or exercise set forth in the Certificate of Designations of Rights and Preferences of Series A Preferred Stock, and assuming all Series A Convertible Preferred Warrants (the “Preferred Warrants”) have been issued and exercised and all adjustments with respect to such issuances shall have been made to the Series A Preferred Stock and Preferred Warrants, as applicable.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2. To approve an amendment to the Company’s amended and restated certificate of incorporation to grant our Board of Directors authority to effect a reverse stock split of the outstanding shares of the Company’s common stock, at a reverse stock split ratio of between 1-for-5 to 1-for-75 (or any whole number in between), as determined by the Board in its sole discretion, prior to the one-year anniversary of this Special Meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. To approve an amendment to our Amended and Restated Certificate of Incorporation, as amended (the “Charter”) to increase the number of our authorized shares of Class A Common Stock from 90,000,000 shares to 500,000,000 shares and to make a corresponding change to the number of authorized shares of capital stock.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4. To approve an adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposals 1, 2, or 3.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Note : In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date